Exhibit 99 (h)(1)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 7th day of September, 2005, by and between TCW Galileo Funds, Inc., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, including but not limited to:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with the applicable procedures described in the Funds’ Prospectuses and Rule 22c-1 under the 1940 Act.

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Funds’ Prospectuses.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

E.	Calculate any sales loads or Rule 12b-1 distribution payments.

F.	Pay monies upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

G.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectuses.

H.	Process exchanges between Funds and/or classes of shares of Funds within the same family of funds in accordance with applicable procedures described in the Funds’ prospectuses.

I.	Calculate and impose any redemption or exchange fees as may be applicable under the Prospectuses.

J.	Prepare and transmit payments for dividends and distributions declared by a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

K.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

L.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

M.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

N.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad- 10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

O.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

P.	Mail shareholder reports and Prospectuses to current shareholders, if requested.

Q.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

R.	Provide shareholder account information and statistics upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

S.	Provide, promptly upon request, the Taxpayer Identification Number or other identifying information of any shareholder that purchased, redeemed, transferred or exchanged shares of the Funds, and the amount and dates of such shareholder purchases, redemptions, transfers and exchanges.

T.	Assist in monitoring shareholder transaction activity for the purposes of identifying transaction activity that may be excessive to the Funds or their shareholders.

U.	Execute any instructions from the Company to restrict or prohibit further purchases or exchanges of a Fund’s shares by a shareholder who has been identified by the Company as having engaged in transactions of a Fund’s shares (directly or indirectly through an intermediary account) that violates applicable law or any policies established by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Funds.

V.	Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

W.	Provide a Blue Sky system that will enable the Company to monitor the total number of shares of the Fund sold in each state; provided that the Company, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

X.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may be mutually agreed upon between USBFS and the Company.

Y.	Reimburse each Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

Z.	Maintain compliance policies and procedures reasonably designed to ensure compliance by USBFS with all applicable federal and state law and regulations applicable to the services to be provided hereunder.

AA.	Perform services in accordance with the agreed upon service level agreements.

3.	Anti-Money Laundering Program

The Company hereby instructs and directs USBFS to implement the Anti-Money Laundering Policies and Procedures (“Policies”) of the Company, as such may be amended or revised from time to time. It is contemplated that these Policies will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering responsibilities or as reasonably requested by the Company.

USBFS agrees to provide to the Company:

(a)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Policies, indicates money laundering activity in connection with the Company or any shareholder of a Fund;

(b)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Policies, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer;

(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Company;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Company. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Company as may be agreed to from time to time by USBFS and the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators or agents or representatives of the Company access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Policies, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Policies on behalf of the Company. USBFS understands this may involve inspection and sampling of data.

4.	Compensation

A.	USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, excess history charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

B.	USBFS intends and agrees to meet service level expectations as set forth in Exhibit D. In the event that the Company notifies USBFS Senior Management of a significant variance in a particular service level expectation, USBFS will have ten (10) business days to address that specific service issue. If USBFS does not consistently maintain the agreed upon service level expectation for a consecutive three (3) month period the Company may invoke a 2% credit on its next month’s transfer agent invoice. If the service level expectations are not met for the next three (3) month consecutive period, the Company may invoke a 5% credit on it’s next month’s transfer agent invoice. The Company will notify USBFS Senior Management within three (3) business days of the significant variance.

5.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

(5)	It has the financial resources, personnel and organizational requisites to enable it to perform its obligations under this Agreement and agrees to notify the Company of any change in its circumstances which would adversely impact its ability to perform its obligations under this Agreement.

(6)	There is no action, suit or proceeding before or by any court or governmental agency or body or otherwise, now pending, or to the knowledge of USBFS, threatened against or affecting USBFS which might result in a material adverse change in the condition, financial or otherwise, of USBFS.

(7)	It will maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(8)	Its employees are subject to a Code of Ethics. USFBS agrees to maintain the confidentiality of Company and shareholder information.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company (the “Board of Directors”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers, employees and affiliates.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers, employees and affiliates.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

7.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (“the Act”). In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders. Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company’s shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

10.	Compliance Matters

The Company has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Funds relating to its portfolio investments as set forth in its Prospectuses and Statement of Additional Information. USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

USBFS agrees to cooperate with the Company and will facilitate the filing by the Company and/or its respective officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, furnishing such certifications and sub-certifications from relevant officers of USBFS with respect to the services and recordkeeping performed by USBFS under this Agreement as the Company shall reasonably request from time to time. USBFS shall also furnish to the Company on an annual basis a copy of its SAS 70 report.

USBFS shall furnish upon request its written policies and procedures adopted by USBFS which are required to be approved by the Company’s Board of Directors pursuant to Rule 38a-1 under the 1940 Act (“Rule 38a-1 Procedures”) to the Company’s Chief Compliance Officer (“CCO”) and a summary thereof, for review and the Company’s Board of Directors for approval. In addition, with regard to that Board of Directors approval, USBFS shall furnish an analysis of how its Rule 38a-1 Procedures satisfy applicable legal requirements and an assessment of the risks relating to its operations. USBFS further agrees to cooperate with the Company in its review of such written policies and procedures, and to permit the CCO and personnel of TCW Investment Management Company or its agents acting at the CCO’s direction to conduct on-site evaluations, due diligence inquiries and other on-going compliance monitoring at USBFS’s offices or otherwise. USBFS will provide to the Company without limitation such certifications and sub-certifications as the Company shall reasonably request from time to time regarding its Rule 38a-1 Procedures, including a quarterly certification of compliance with its Rule 38a-1 Procedures. USBFS further agrees to provide on an annual basis to the Company and the CCO, so that the Company can satisfy its obligations under Rule 38a-1, changed policies and procedures and a summary of any material change made to its Rule 38a-1 Procedures since the date of its last certification of compliance with the Rule 38a-1 Procedures.

USBFS agrees that it shall promptly notify the Company in the event it discovers that a “material compliance matter” (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect to the services it provides under this Agreement.

USBFS agrees to, on behalf of the Company, request information from such dealers selling shares of the Funds as the Company requests regarding the dealers compliance with applicable provisions of the Prospectuses, Statement of Additional Information, Company policies and procedures and applicable legal requirements.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial (3) three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Fax No.: (414) 905-7991

and notice to the Company shall be sent to:

TCW Galileo Funds, Inc.

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Attn: Alvin R. Albe, Jr.

Fax No.: (213) 244-0780

Copy: David S. DeVito

Fax No.: (213) 244-0489

19.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TCW GALILEO FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Alvin R. Albe, Jr.	By: /s/ Joe D. Redwine

Alvin R. Albe, Jr.

Title: President and Chief Executive Officer	Title: President

Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Separate Series of TCW Galileo Funds, Inc.

Name of Series	Date Added

TCW Galileo Aggressive Growth Equities Fund

TCW Galileo Convertible Securities Fund

TCW Galileo Diversified Value Fund

TCW Galileo Dividend Focused Fund

TCW Galileo Equities Fund

TCW Galileo Focused Equities Fund

TCW Galileo Growth Equities Fund

TCW Galileo Growth Insights Fund

TCW Galileo Large Cap Core Fund

TCW Galileo Large Cap Growth Fund

TCW Galileo Opportunity Fund

TCW Galileo Select Equities Fund

TCW Galileo Small Cap Core Fund

TCW Galileo Small Cap Growth Fund

TCW Galileo Value Added Fund

TCW Galileo Value Opportunities Fund

TCW Galileo Money Market Fund

TCW Galileo Core Fixed Income Fund

TCW Galileo High Yield Bond Fund

TCW Galileo Short Term Bond Fund

TCW Galileo Total Return Bond Fund

TCW Galileo Asia Pacific Equities Fund

TCW Galileo Emerging Markets Equities Fund

TCW Galileo Emerging Markets Income Fund

TCW Galileo Select International Growth Equities Fund

A-1

Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than  1/2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of  1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

B-1

Exhibit C

to TCW Galileo Fund’s

Transfer Agent Servicing Agreement

TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDULE

(i)     Service Charges to the Fund

(ii)    Shareholder Account Fee

•      Open Accounts - $12.00 /account

•      NSCC Accounts - $10.00/account

•      Closed Accounts - $1.25 /account

         Annual Base Fee Per CUSIP

•      $6,000

(a)

(b)    Activity Charges

•      Shareholder Calls - $2.00 /call

•      New Accounts - $4.00/account

•      Transaction Processing - $1.00/per financial and/or maintenance transaction

•      $.35 /voice response call

T1 Line for TA 2000 Desktop

•      Set-up fee - $5,000

•      Connectivity charge - $1,500 per month

Out-of-pocket Costs – Including but not limited to:

•      Telephone toll-free lines, call transfers, etc.

•      Mailing, sorting and postage

•      Stationery, envelopes

•      Programming, special reports

•      Insurance, record retention, microfilm/fiche

•      Proxies, proxy services

•      ACH fees, NSCC, FAN WEB, Vision charges

•      Lost shareholder search

•      Development/Programming

•      File Transmissions

•      Custom processing, re-processing

•      12b-1 aging

•      Asset Allocation

•      Draft Check processing

•      Software

•      All other out-of-pocket expenses

Fees are billed monthly.

Conversion of Account Records:

$1.00 per account (spread out over 12 months)

Services Included in the Annual Per CUSIP Fee:

•      Vision/FAN WEB/NSCC Annual Maintenance Fee

•      US Bancorp Report Source

•      Fund/NSCC/Telephone/VRU Set-up Fees

Qualified Plan Fees, (Billed to Investors)

•      $10.00 /qualified plan acct (Cap at $10.00/SSN)

Shareholder Fees (Billed to Fund)

•      $15.00 /outgoing wire transfer

•      $15.00 /overnight delivery

•      $ 5.00 /telephone exchange

•      $ 5.00 /research request per account (Cap at $25.00/request) (For requested items of the second calendar year [or previous] to the request)

Shareholder Fees (Billed to Investors)

•      $25.00 /return check or ACH

•      $25.00 /stop payment

Contract Period: 3 years for services. CPI increase annually. Set Up Cost: See individual services.

C-1

INTERNET SERVICES ANNUAL FEE SCHEDULE

FAN WEB – Shareholder internet access to account information and transaction capabilities. Internet service is connected directly to the fund group’s web site through a transparent hyperlink. Shareholders can access account information, portfolio listing within a fund family, view transaction history, purchase additional shares through ACH, etc.

Implementation - $15,000 per management company – includes up to 10 hours of assistance from BSAs and technical staff (additional assistance - $150/hour)

Activity (Session) Fees:

•    Inquiry - $.15 per event

•    Account Maintenance - $.25 per event

•    Transaction – financial transactions, reorder statements, etc. - $.50 per event

•    New Account Set-up - $3.00 per event

VISION MUTUAL FUND GATEWAY – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

Inquiry Only

•    Inquiry - $.05 per event

•    Per broker ID - $5.00 per month per ID

Transaction Processing

•    Implementation - $5,000 per management company

•    Transaction – purchase, redeem, exchange, literature order - $.50 per event

•    New Account Set-up – may contain multiple fund/accounts - $3.00 per event

•    Monthly Minimum Charge - $500.00 per month

FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

Base Fee – file generation and delivery - $6,000 per year

Per Record Charge

•    Rep/Branch/ID - $.018

•    Dealer - $.012

•    Price Files - $2,000

C-2